News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
RETIREMENT OF JOHN T. HACKETT FROM BOARD OF DIRECTORS

(Columbus, IN, March 22, 2004) Irwin Financial Corporation (NYSE: IFC) today announced the retirement of John T. Hackett from its Board of Directors effective April 8, 2004.

John Hackett is retiring from Irwin's Board of Directors after 23 years of service. In 1981--the year in which John joined the board of Irwin--the company took its first step beyond community banking and outside of the single Indiana county in which it had operated for 110 years by acquiring Inland Mortgage Company (now Irwin Mortgage).

"In the early 1980s, deregulation imposed a series of fundamental changes on Indiana community banks including the ability to pay interest on checking accounts, and the ability of banks to begin branching both within Indiana and to contiguous states," said Will Miller, Chairman and CEO. "These new regulations were instrumental in the implementation of the Corporation's strategy to diversify into other geographic markets and financial services. John's leadership on our Board during the ensuing two decades assisted Irwin Financial in becoming the diversified company it is today."

Miller said, "Since 1981, John's insight and guidance have been invaluable in helping the Corporation grow 47-fold in revenues, 240-fold in net income, and 125-fold in market capitalization. John has seen our employee base grow from 330 people in 10 offices and 4 states to an employee base of 3,589 people working from almost 200 offices in 33 states and 5 provinces. A finer representative of the interests of all our stakeholders would be hard to find. He will be missed. We wish him the best in his retirement."

Hackett's retirement from Irwin Financial's Board of Directors brings the total number of directors to nine.

Irwin® Financial Corporation (www.irwinfinancial.com) is an interrelated group of focused lines of business organized as a bank holding company, with a history tracing to 1871. The Corporation, through its operating companies -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of customized banking services to consumers and small businesses in selected markets in the United States and Canada.